Exhibit 99.1

For Immediate Release

Dorman Products, Inc. Reports Third Quarter 2018 Results

Highlights:

•	Net sales of $248.0 million, up 10% compared to $224.6 million last year.

•	Diluted earnings per share (EPS) on a GAAP basis increased 29% to $1.03 compared to $0.80 last year. Adjusted diluted EPS of $1.06, up 31% compared to $0.81 last year.

•	Completed the acquisition of Flight Systems Automotive Group LLC (Flight).

COLMAR, PA (October 25, 2018) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the automotive aftermarket, today announced its financial results for the third quarter ended September 29, 2018.

3rd Quarter Financial Results

The Company reported third quarter 2018 net sales of $248.0 million, up 10% compared to net sales of $224.6 million in the third quarter of 2017. Included in net sales were approximately $10 million of sales from MAS Automotive Distribution Inc. (MAS) which was acquired in October of 2017 and $1.7 million of sales from Flight Systems Automotive Group LLC (Flight) which we acquired on August 31st, 2018. Excluding the sales contributions from MAS and Flight, net sales growth was approximately 5%.

Gross profit grew 8% to $95.0 million in the third quarter from $88.1 million last year. Gross profit percentage for the third quarter was 38.3% compared to 39.2% in the same quarter last year. The primary change (approximately 80 Bps) in gross profit percentage is a result of the impact of acquisitions which carry lower gross margins compared to our historical levels.

Selling, general, and administrative (“SG&A”) expenses grew 13% to $51.3 million in the third quarter on a GAAP basis compared to $45.3 million in the same quarter last year. Excluding the impact of acquisition -related expenses, adjusted SG&A increased 11% to $49.9 million or 20.1% of net sales in the quarter compared to $45.0 million or 20.0% of net sales in the same quarter last year. The increase in adjusted SG&A was due to the inclusion of expenses of acquired operations, the reinvestment of tax savings from the Tax Cuts and Jobs Act (TCJA) in our product development and sales organizations, and wage and benefit inflation.

Income tax expense was $9.8 million in the third quarter, or 22.3% of income before income taxes down from $16.0 million, or 37.1% of income before income taxes recorded in the same quarter last year. The reduction in tax rate compared to prior year is primarily a result of the TCJA.

Net income for the third quarter of 2018 was $34.0 million, or $1.03 per diluted share compared to $27.0 million, or $0.80 per diluted share, in the prior year quarter. Adjusted net income in the third quarter was $35.0 million, or $1.06 per diluted share, up 28% compared to $27.5 million or $0.81 per diluted share in the prior year quarter.

Please refer to the Non-GAAP Financial Measures reported in the supplemental schedules at the end of this release for a detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information (Non-GAAP).

Matt Barton, Dorman Products Chief Executive Officer, stated: “I’d like to take this opportunity to thank all of our Dorman contributors for delivering a solid quarter and to welcome all of our new contributors from Flight Systems Automotive Group that we acquired late in the third quarter. Flight generated approximately $22 million of net sales in fiscal 2017 and is a leading manufacturer and remanufacturer of complex automotive electronics and diesel fuel system components. Complex electronics and diesel fuel systems represent important growth opportunities for our Company. By combining our capabilities with Flight, we believe we will be a firmly established leader in these areas for years to come.”

Kevin Olsen, Dorman Products President and Chief Operating Officer, stated: “We experienced improved end market conditions with both sell-in and sell through rates improving in the quarter. Customer inventory destocking pressures, which had been a headwind earlier in the year, continued to ease in the quarter as well. New Product development remains robust, positioning us well for the future. We launched 1,478 new SKU’s in the quarter, a 55% increase over last year. Additionally, net sales from our Dorman Heavy Duty Solution lines continue to be strong, growing 30% year to date.”

Tariffs

Effective September 24th, the Office of the United States Trade Representative (USTR) imposed an additional tariff on approximately $200 billion worth of Chinese imports. The tariff will be approximately 10% until December 31, 2018 and will increase to 25% effective January 1, 2019. The tariffs enacted to date will increase the cost of many products that are manufactured for Dorman in China. We are taking several actions to fully mitigate the impact of the tariffs including, but not limited to, price increases to our customers and cost concessions from our suppliers. We do not anticipate that the tariffs will materially impact gross profit in the fourth quarter of 2018. Although we expect to mitigate the impact of tariffs in fiscal 2019, we expect selling price increases associated with the tariffs to be fully offset by the higher tariffs incurred.

2018 Guidance

Excluding the impact of Flight and tariffs, we are maintaining our fiscal 2018 full year sales growth guidance range of 4%-6%. On a GAAP basis, fiscal 2018 EPS is expected to be in the $3.96 to $4.08 range. We continue to expect adjusted EPS to be in the $4.15 to $4.27 range, or a 23% to 27% growth rate.

Share Repurchases

Under its share repurchase program, Dorman repurchased 86.1 thousand shares of its common stock for $6.4 million at an average share price of $73.84 during the quarter ended September 29, 2018. The Company has $42.9 million left under its current share repurchase authorization.

About Dorman Products

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to the Company’s future growth rates. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, the ability to successfully identify, complete, and integrate acquisitions, imposition of new taxes, duties or tariffs, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 30, 2017. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

Kevin Olsen, President and COO

kolsen@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Third Quarter (unaudited)	09/29/18	Pct.*	09/30/17	Pct.*
Net sales	$247,954	100.0	$224,615	100.0
Cost of goods sold	152,957	61.7	136,489	60.8
Gross profit	94,997	38.3	88,126	39.2
Selling, general and administrative expenses	51,264	20.7	45,336	20.2
Income from operations	43,733	17.6	42,790	19.1
Other income (expense), net	61	0.0	168	0.1
Income before income taxes	43,794	17.7	42,958	19.1
Provision for income taxes	9,777	3.9	15,950	7.1
Net income	$34,017	13.7	$27,008	12.0

Diluted earnings per share	$1.03		$0.80

Weighted average diluted shares outstanding	33,095		33,909

	39 Weeks		39 Weeks
Third Quarter (unaudited)	09/29/18	Pct.*	09/30/17	Pct.*
Net sales	$713,363	100.0	$675,502	100.0
Cost of goods sold	437,029	61.3	407,781	60.4
Gross profit	276,334	38.7	267,721	39.6
Selling, general and administrative expenses	149,828	21.0	134,890	20.0
Income from operations	126,506	17.7	132,831	19.7
Other income (expense), net	286	0.0	472	0.0
Income before income taxes	126,792	17.8	133,303	19.7
Provision for income taxes	27,789	3.9	48,671	7.2
Net income	$99,003	13.9	$84,632	12.5

Diluted earnings per share	$2.98		$2.47

Weighted average diluted shares outstanding	33,267		34,202

*	Percentage of sales information does not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	09/29/18	12/30/17
Assets:
Cash and cash equivalents	$53,113	$71,691
Accounts receivable	301,049	241,880
Inventories	239,957	212,149
Prepaid expenses	7,838	7,129
Total current assets	601,957	532,849
Property, plant & equipment, net	96,794	92,692
Goodwill and other intangible assets, net	100,772	88,157
Deferred income taxes, net	4,297	7,884
Other assets	45,242	44,342
Total assets	$849,062	$765,924
Liabilities & shareholders’ equity:
Accounts payable	$97,937	$80,218
Accrued expenses and other	29,922	30,563
Total current liabilities	127,859	110,781
Other long-term liabilities	19,250	20,336
Shareholders’ equity	701,953	634,807
Total liabilities and equity	$849,062	$765,924

Selected Cash Flow Information (unaudited):

	13 Weeks		39 Weeks
(in thousands)	09/29/18	09/30/17	09/29/18	09/30/17
Depreciation, amortization and accretion	$6,669	$5,776	$19,673	$15,968
Capital expenditures	$6,683	$5,504	$18,099	$17,436

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

The Company’s financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, the Company has presented these non-GAAP financial measures because management believes this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing the Company’s results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, and other similar expenses related to acquisitions which the Company has determined are material as well as other items that are not related to the Company’s ongoing performance.

Adjusted Net Income:

	13 Weeks	13 Weeks*	39 Weeks	39 Weeks*
(unaudited)	09/29/18	09/30/17	09/29/18	09/30/17
Net income (GAAP)	$34,017	$27,008	$99,003	$84,632
Pretax acquisition-related inventory fair value adjustment [1]	—	—	1,779	—
Pretax acquisition-related intangible assets amortization [2]	483	—	1,474	—
Pretax acquisition-related transaction and other costs [3]	857	310	1,189	310
Pretax investment impairment [4]	—	—	1,064	—
Tax adjustment (related to above items) [5]	(326)	(108)	(1,157)	(108)
Tax (benefit) charge related to pre 2016 state tax matters [5]	—	254	(368)	763
Adjusted net income (Non-GAAP)	$35,031	$27,464	$102,984	$85,597

Diluted earnings per share (GAAP)	$1.03	$0.80	$2.98	$2.47
Pretax acquisition-related inventory fair value adjustment [1]	—	—	0.05	—
Pretax acquisition-related intangible assets amortization [2]	0.01	—	0.04	—
Pretax acquisition-related transaction and other costs [3]	0.03	0.01	0.04	0.01
Pretax investment impairment [4]	—	—	0.03	—
Tax adjustment (related to above items) [5]	(0.01)	0.00	(0.03)	0.00
Tax (benefit) charge related to pre 2016 state tax matters [5]	—	0.01	(0.01)	0.02
Adjusted diluted earnings per share (Non-GAAP)	$1.06	$0.81	$3.10	$2.50

Weighted average diluted shares outstanding	33,095	33,909	33,267	34,202

*	Adjusted diluted earnings per share (Non-GAAP) may not add due to rounding.

[ 1 ] – Pretax acquisition-related inventory fair value adjustments result from adjusting the value of acquired inventory from historical cost to fair value. Such costs were $1.8 million pretax (or $1.3 million after tax) during the thirty-nine weeks ended September 29, 2018 and were included in Cost of Goods Sold.

[ 2 ] – Pretax acquisition related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe it is important for investors to understand that such intangible assets contribute to sales generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Such costs were $0.5 million pretax (or $0.4 million after tax) during the thirteen weeks ended September 29, 2018 and $1.5 million pretax (or $1.1 million after tax) during the thirty-nine September 29, 2018 and were included in Selling, General and Administrative expenses.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

[3] – Pretax acquisition related transaction costs include costs incurred to complete and integrate acquisitions as well as accretion expenses related to contingent consideration obligations. Such costs were $0.9 million pretax (or $0.7 million after tax) during the thirteen weeks ended September 29, 2018 and $1.2 million pretax (or $0.9 million after tax) during the thirty-nine weeks ended September 29, 2018 and were included in Selling, General and Administrative expenses. Similar costs were $0.3 million pretax (or $0.2 million after tax) during the thirteen and thirty-nine weeks ended September 30, 2017.

[4] – Pretax investment impairment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity. The estimated fair value of the net assets acquired was less than our prior investment in the entity. Such costs were $1.1 million pretax (and $1.1 million after tax) during the thirty-nine weeks ended September 29, 2018 and were included in Selling, General and Administrative expenses.

[5] – These adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $0.3 million during the thirteen weeks ended September 29, 2018 and $1.2 million during the thirty-nine weeks ended September 29, 2018. Such items are estimated by applying the Company’s overall estimated tax rate to the pretax amount, or, by applying a specific tax rate if one is appropriate. Also included in Provision for Income Taxes for the thirteen and thirty-nine weeks ended September 29, 2018 and September 30, 2017 are tax adjustments resulting from pre 2016 tax matters.

Adjusted SG&A Expenses:

	13 Weeks		13 Weeks
(unaudited)	09/29/18	Pct.*	09/30/17	Pct.*
SG&A expenses (GAAP)	$51,264	20.7	$45,336	20.2
Pretax acquisition-related intangible assets amortization	(483)	(0.2)	—	—
Pretax acquisition-related transaction and other costs	(857)	(0.3)	(310)	(0.1)
Adjusted SG&A expenses (Non-GAAP)	$49,924	20.1	$45,026	20.0

Net sales	$247,954		$224,615

*	Percentage of sales information does not add due to rounding.

	39 Weeks		39 Weeks
(unaudited)	09/29/18	Pct.	09/30/17	Pct.
SG&A expenses (GAAP)	$149,828	21.0	$134,890	20.0
Pretax acquisition-related intangible assets amortization	(1,474)	(0.2)	—	—
Pretax acquisition-related transaction and other costs	(1,189)	(0.2)	(310)	0.0
Pretax investment impairment	(1,064)	(0.1)	—	—
Adjusted SG&A expenses (Non-GAAP)	$146,101	20.5	$134,890	20.0

Net sales	$713,363		$675,502

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

2018 Guidance:

The Company provided the following guidance ranges related to their fiscal 2018 outlook:

	December 29, 2018
Fiscal Year Ended (unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$3.96	$4.08
Pretax acquisition-related inventory fair value adjustment [1]	0.09	0.09
Pretax acquisition-related intangible assets amortization [2]	0.06	0.06
Pretax acquisition-related transaction and other costs [2]	0.07	0.07
Pretax investment impairment [2]	0.03	0.03
Tax adjustment (related to above items) [3]	(0.05)	(0.05)
Tax benefit related to pre 2016 state tax matters [3]	(0.01)	(0.01)
Adjusted diluted earnings per share (Non-GAAP)	$4.15	$4.27

Weighted average diluted shares outstanding	33,267	33,267

[1] - Included in Cost of Goods Sold

[2] - Included in Selling, General, and Administrative Expenses

[3] - Included in Provision for Income Taxes

*	Adjusted diluted earnings per share (Non-GAAP) may not add due to rounding.